Exhibit 10.3

KAYDON CORPORATION

1999 LONG TERM STOCK INCENTIVE PLAN

Performance Award Agreement

Award No. _____

You (the “Participant”) are hereby awarded Performance Shares subject to the terms and conditions set forth in this Performance Award Agreement (the “Award”) and in the Kaydon Corporation 1999 Long Term Stock Incentive Plan (“Plan”).  You acknowledge receipt of a copy of the Prospectus for the Plan and accept these Performance Shares subject to all of the terms, conditions and provisions of this Agreement and the Plan.  This Award is conditioned on your execution of this Award.  You should carefully review this document and the Prospectus, and consult with your personal legal and financial advisor, in order to assure that you fully understand the terms, conditions, and financial implications of this Award.

You recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Board of Directors of Kaydon Corporation (“Board”) or any Committee appointed by the Board to administer the Plan, and shall (unless arbitrary and capricious) be final, conclusive and binding on all parties, including you and your successors in interest.  Capitalized terms are defined in the Plan or in this Award.

1.             Specific Terms of Your Award.  Your Award is being granted pursuant to Article 6(d) of the Plan as a “Performance Award,” and shall have the following terms:

Name of Participant

Grant Date of Award

Target Number of Shares for Vesting Purposes	_________________ (“Target Award”)

Number of Performance Shares Granted on Grant Date	Target Award

Maximum Number of Performance Shares that may Vest	_________________ (“Maximum Award”), which equals 200% of the Target Award.

Performance Period	The 3-year period __________, 20___, to __________, 20___.

Performance Goals for the Performance Period	Designated growth rate of earnings as specifically set forth on Exhibit A

Requirements for Vesting
Subject to acceleration pursuant to Section 2 below, as of the last day of the Performance Period, you shall become vested with respect to the following percentage of the Target Award based on your percentage of achievement of the specified Performance Goals:

	% Vesting of Target Award	Performance Range	Performance Level
	0%	<50%	Below minimum
	50%	50%	Threshold
	100%	100%	Target
	200%	150%	Maximum

In its sole and absolute discretion, the Committee shall (i) determine the Performance Level and Performance Range, and (ii) shall adjust your vesting percentage to take into account the achievement of intermediate results between Performance Levels through linear interpolation, provided that your vesting percentage shall under no event exceed 200% of the Target Award.

To the extent you become vested as to more than 100% of the Target Award, the Company will issue additional shares to you.

The Compensation Committee shall make all final determinations hereunder of achievement of the Performance Goals, and to the extent the Performance Goals are measures based on generally accepted accounting principles (“GAAP”) shall make such determination in accordance with GAAP, subject to the Compensation Committee’s discretion to take into account or to disregard any events that the Compensation Committee considers, based on the Plan and Awards purposes, to be extraordinary in conducting such calculation, including, but not limited to, changes in accounting principles, charges related to financing activities, restructuring expenses, special dividends, items related to acquisitions, items related to the accounting for the disposal of a business or segment of a business, any other items of extraordinary income or expense which are determined to be appropriate for adjustment, changes in tax laws, items related to asset impairment charges, and other items that are unusual or nonrecurring events in nature or changes in applicable law, accounting principles or business conditions.

2.             Accelerated Vesting.  If you cease to be an employee of the Company, due to your death, because you become Disabled or because you retire at or after age 65, you will become partially vested in the Shares subject to this Award, provided that the Compensation Committee has determined that performance is on track to meet the Performance Goals, as follows:

(a)
If less than twelve months remain in the Performance Period, you will continue to participate under this Award following termination and upon completion of the Performance Period you or your estate will become vested in the Shares based on the actual performance of the Company during the Performance Period, provided that the number of Shares in which your interest vests will be determined by multiplying the total number of Shares to which you would be entitled based on such Company performance by a fraction having (a) a numerator equal to the number of full months of your employment after the Grant Date, and (b) a denominator equal to 36.

(b)
If more than twelve months remain in the Performance Period and the Compensation Committee has determined that performance is on track as noted above, you will vest as of the date of your termination in the Shares determined by multiplying the total number of Shares subject to the Target Award by a fraction having (a) a numerator equal to the number of full months of your employment after the Grant Date, and (b) a denominator equal to 36.

To the extent not partially vested in accordance with the above, you will forfeit all other rights under this Award.  In accordance with Section 6(g)(vi) of the Plan, upon a Change in Control you will become fully vested in the number of Shares subject to the Target Award, and such Shares shall be issued to you, subject only to such actions by the Committee as are permitted by Section 6(g)(vi) of the Plan.

3.            Satisfaction of Vesting Restrictions.  No Performance Shares will vest and certificates representing such Shares will not be provided to you until you complete the requirements for vesting set forth above.  As soon as practicable after the Compensation Committee determines that your Award vests in whole or in part, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested Performance Share.  Fractional shares will not be issued, and cash will be paid in lieu thereof.  Notwithstanding the foregoing, the Company will not issue Share certificates to you unless you have made arrangements satisfactory to the Committee to satisfy any applicable tax withholding obligations.

4.            Failure of Vesting Restrictions.  By executing this Award, you acknowledge and agree that, notwithstanding any contrary provision set forth in any other agreement between you and the Company:

(a)
if your employment with the Company terminates under circumstances that do not result in accelerated vesting pursuant to Section 2 above, you will irrevocably forfeit any and all rights under this Award, and this Award will immediately become null, void, and unenforceable; and

(b)
if the Committee determines that the Performance Goals for any Performance Period have not been satisfied in accordance with the vesting provisions set forth under Requirements for Vesting, you will irrevocably forfeit any and all rights with respect to the Performance Shares attributable to that Performance Period to the extent they have not vested.

5.            Rights as a Stockholder.  You will have certain rights as a shareholder with respect to the Performance Shares, including but not limited to the right to vote the Performance Shares at shareholders’ meetings, and the right to participate with respect to the Performance Shares in any stock dividend, stock split, recapitalization, or other adjustment in the Stock of the Company, or any merger, consolidation, or other reorganization involving an increase, decrease, or adjustment in the Stock of the Company.

(a)
Cash Dividends.  To the extent that the Company pays dividends on its outstanding common stock, any dividends otherwise payable with respect to the Performance Shares will be accrued on the books of the Company and will be settled upon completion of the Performance Period only with respect to those Performance Shares as to which your rights vest in accordance with this Award.  Such accrued and vested dividends will be paid upon vesting of the Performance Shares in additional shares of common stock of the Company determined by dividing the aggregate amount of dividends payable by the Fair Market Value of a share of the Company’s common stock as of the last day of the Performance Period.  Any resulting fractional share will be satisfied in cash based on such Fair Market Value.  Any dividends that have accrued on Performance Shares that do not vest, will be irrevocably forfeited to the Company.

(b)
Substitute Shares.  Any shares or other securities received as a result of any stock dividend, stock split, or reorganization will be subject to the same terms, conditions, and restrictions as those related to the Performance Shares granted under this Award.

(c)
Registration.  Certificates for the Shares evidencing the Performance Shares will not be issued but the Shares will be registered in your name in book entry form as soon as administratively feasible after your acceptance of this Award.

6.             Not a Contract of Employment.  By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

7.             Plan Governs.  By signing this Award, you acknowledge that you have received a copy of the Plan and that your Award is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control.  In addition, you recognize and agree that all determinations, interpretations or other actions respecting the Plan may be made by a majority of the Board or of the Committee in their sole and absolute discretion, and that such determinations, interpretations or other actions are (unless arbitrary and capricious) final, conclusive and binding upon all parties, including you, your heirs, and representatives.

8.             Tax Withholding.  You authorize the Company to:

(a)
Withhold.  Withhold and deduct from your future wages (or from other amounts that may be due and owing to you from the Company), or make other arrangements, including arrangements for the surrender of shares of the Company common stock previously owned by you or surrender of Shares then vesting pursuant to this Award in each case with a fair market value equal to the amount to be withheld, for the collection of all amounts deemed necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements (at minimum statutory rates) attributable to an award of Performance Shares (including any taxes arising under Sections 409A or 4999 of the Code); or

(b)	Remit. Require you promptly to remit the amount of such withholding to the Company before taking any action with respect to the Performance Shares.

9.             Acknowledgment.  By signing this Agreement and accepting the Performance Shares, you:

(a)
Taxes.  Agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes (including any taxes arising under Sections 409A of the Code);

(b)	Limitation of Rights. Acknowledge that all of your rights to the Shares are embodied in the Agreement and in the Plan;

(c)
Employment.  Agree that while you are employed by the Company, you will devote full business time and energies to the business and affairs of the Company and will not, without the Company’s written consent, accept other employment or permit any personal business interests to interfere with the performance of your duties; and

(d)
Duties.  Agree to use your best efforts, skill and abilities to promote the interests of the Company, to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company and to perform such other duties of a management or professional nature as may be assigned to you.

10.           Commitments.  Notwithstanding any other provisions of this Agreement or the Plan, in consideration of the grant of this Award to you, in recognition of the highly competitive nature of the industries in which the Company conducts its business and to further protect the goodwill of the Company and to promote and preserve its legitimate business interests, you agree that during the period commencing on the Grant Date and ending two years after the date of termination of employment by the Company, you will not:

(a)
Compete.  Engage in any business activities engaged in by the Company at any time (“Business Activities”) (other than on behalf of the Company) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, in any geographic area in which the products or services of the Company have been distributed or provided during the period commencing two years prior to the Grant Date.

(b)
Customers.  Other than on behalf of the Company supply products or provide services (but only to the extent such restricted activities constitute Business Activities) to any customer with whom the Company has done any business during the period commencing two years prior to the Grant Date, whether as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

(c)	Assist. Assist others in engaging in any of the Business Activities in the manner prohibited as to your own activities.

(d)	Employee Solicitation. Induce or attempt to induce employees of the Company to engage in any activities prohibited as to you or to terminate their employment.

(e)
Confidentiality.  Disclose the contents of any Proprietary Information of the Company. Proprietary Information means information or material of the Company which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain. Proprietary Information includes, without limitation:

(i)
Information or materials which relate to the Company’s trade secrets, manufacturing, methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, know-how, purchasing, accounting, merchandising or licensing;

(ii)	Software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

(iii)
Any information of the type described above which the Company obtained from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

(f)
Cooperation.  Fail to furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Company (other than any legal proceedings concerning your employment) provided the Company agrees to pay or reimburse you for all reasonable expenses incurred in cooperating with such requests.

(g)	Non-Disparagement. Disparage the Company or their respective officers, directors or employees.

You and the Company consider the commitments contained above to be reasonable for the purpose of preserving the Company’s goodwill, proprietary rights, trade secrets, valuable confidential business interests, relationships with specific prospective and existing customers and going concern value, and to protect the Company’s business opportunities, markets and trade areas.  If a final judicial determination is made by a court having jurisdiction that the time or territory or scope of restricted activities or any other commitment contained in this Section 10 is an unenforceable restriction on your activities, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time, restricted activities and territory and to such other extent as the court may determine or indicate to be reasonable.

Alternatively, if the court finds that any commitment contained in this Section 10 is unenforceable, and the commitment cannot be amended so as to make it enforceable, that finding shall not affect the enforceability of any of the other commitments contained here.  In addition, without limiting the generality of the preceding or the Company’s remedies for your breach of any of these commitments, upon your material breach of any of these commitments, all Shares which have not at the time of breach vested in accordance with the terms hereof will automatically be forfeited.

11.           Income Taxes and Deferred Compensation.   Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay any federal or state income taxes, to prevent you from incurring them, or to mitigate or protect you from any such tax liabilities, except as otherwise expressly set forth in a written agreement between the Company and you.  Nevertheless, if the Company reasonably determines that your receipt of payments or benefits pursuant to Section 6 of the Plan as a result of your cessation of employment with the Company constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation from Service”).  If, at the time of your Separation from Service, you are a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A  that becomes payable to you on account of a Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash (or Shares to the extent you were entitled to Shares when you incurred a Separation from Service) equal to any payments delayed because of the preceding sentence, without interest. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

12.           Arbitration.  You and the Company agree that, except with respect to the enforcement of the Company’s rights under Section 10  of this Agreement, any disagreement dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, or validity, or the terms and conditions of your employment (including but not limited to the termination of that employment), will be settled exclusively and finally by arbitration irrespective of its magnitude, the amount in controversy, or the nature of the relief sought.

(a)
Rules.  The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) (the terms of which then in effect are incorporated here).

(b)
Arbitrator.  The arbitral tribunal shall consist of one arbitrator skilled in arbitration of executive employment matters.  The parties to the arbitration shall jointly directly appoint the arbitrator within thirty (30) days of initiation of the arbitration. If the parties fail to appoint the arbitrator as provided above, the arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in executive employment matters.  The Company shall pay all of the fees, if any, and expenses of the arbitrator and the arbitration.

(c)
Location.  The arbitration shall be conducted in the Southeastern Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(d)
Procedure.  At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances where the arbitrator determines that the interests of justice require a different procedure.

(e)
Decision.  Any decision or award of the arbitrator shall be final and binding upon the parties to the arbitration proceeding.  The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(f)
Power.  Nothing contained here shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

The provisions of this Section shall survive the termination or expiration of this Agreement, shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company.  To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

13.           Transferability.  Unless the Committee otherwise consents or the Plan otherwise explicitly provides, you will not sell, exchange, transfer, pledge, or otherwise dispose of any portion of this Award at any time, whether voluntarily or involuntarily, by operation of law or otherwise.  If you violate the restrictions in this Section, your right to Shares which have not yet vested will immediately cease and terminate and you will immediately forfeit and surrender this Award to the Company.

14.           Severability.  Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.  The only exception is that this Award shall be unenforceable if any provision of Section 6 is held to be illegal, invalid, or unenforceable.

15.           Notices.  Any notice or communication required or permitted by any provision of this Award to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

16.           Governing Law.  This Award shall be governed by and construed in accordance with the laws of the State of Delaware.

17.           Binding Effect and Amendment.  This Award is the entire agreement between the parties and will be binding upon, and will inure to the benefit of, the parties to this Award and their respective heirs, successors, and assigns, and may be modified only by a writing signed by the parties.

18.           Headings.  Headings shall be ignored in interpreting this Award.

19.           Counterparts.  This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

20.           Agreement Controls.  The Plan is incorporated by reference into this Award.  Capitalized terms not defined in this Award have those meanings provided in the Plan.  In the event of any conflict between the terms of this Award and the terms of the Plan, the provisions of this Award control as long as the applicable provision does not violate any law, change the character or effect of the Plan or the Performance Shares under federal or state, tax or securities law, or exceed the Committee’s authority under the Plan.  In that case, the terms of the Plan shall control.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award and the Plan.

KAYDON CORPORATION

By:
Name:
Title:

The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:

Name of Participant:

EXHIBIT A

Performance Goal